UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2015

Commission File Number: 1-9852

CHASE CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	11-1797126
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

26 Summer Street, Bridgewater, Massachusetts 02324

(Address of Principal Executive Offices, Including Zip Code)

(508) 819-4200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On January 28, 2015, Chase Corporation (the “Company”) entered into an agreement to acquired two product lines from Henkel Corporation, a leading global manufacturer of adhesives with North America Operations headquartered in Rocky Hill, CT, an otherwise unrelated party. The transaction closed on January 30, 2015. In the most recently completed calendar year, the product lines had revenues in excess of $20,000,000, with results expected to be accretive to Chase Corporation’s earnings. The businesses were acquired for a purchase price of $33,325,000, excluding any working capital adjustments and acquisition related costs.  As part of this transaction, Chase acquired Henkel’s Microspheres business, sold under the Dualite® brand, located in Greenville, SC, as well as obtained exclusive distribution rights and intellectual property related to Henkel’s Polyurethane Dispersions Intermediates business, currently operating in the Elgin, IL location. Under the agreement with Henkel, Chase entered into a three-year facility lease at the seller’s Greenville, SC location, and Henkel will perform certain manufacturing and application services for Chase for the next three years. The purchase was funded entirely with available cash on hand. On February 2, 2015, Chase Corporation issued a press release announcing its acquisition of these product lines, a copy of which is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press release issued by Chase Corporation on February 2, 2015 announcing its acquisition of two product lines from Henkel Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Chase Corporation

Dated: February 2, 2015	By:	/s/ Kenneth J. Feroldi
Kenneth J. Feroldi
Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Chase Corporation on February 2, 2015 announcing its acquisition of two product lines from Henkel Corporation.